Exhibit (a)(53)

AMENDMENT NO. 43 TO TRUST INSTRUMENT OF

VOYA FUNDS TRUST

Establishment of New Series

Effective: May 23, 2019

THIS AMENDMENT NO. 43 TO THE TRUST INSTRUMENT OF VOYA FUNDS TRUST (“VFT”), a Delaware statutory trust, dated July 30, 1998, as amended (the “Trust Instrument”), reflects resolutions adopted by the Board of Trustees of VFT on May 23, 2019 with respect to Voya Government Money Market Fund II (the “Fund”), a new series of VFT, acting pursuant to the Trust Instrument, including Article II, Sections 2.1 and 2.6 and Article XI, Section 11.8 of VFT’s Trust Instrument.  The resolutions serve to establish and designate a new series of VFT.

VOYA FUNDS TRUST

SECRETARY’S CERTIFICATE

I, Huey P. Falgout, Jr., Secretary of Voya Funds Trust (“VFT”), do hereby certify that the following is a true copy of resolutions duly adopted by the Board of Trustees of VFT at a meeting held on May 23, 2019 with regard to the establishment of Voya Government Money Market Fund II (to be renamed Voya Government Money Market Fund) a new series of VFT:

RESOLVED, that pursuant to the Trust Instrument, dated July 30, 1998, as amended (the “Trust Instrument”) of Voya Funds Trust (“VFT”), a Delaware statutory trust, including Article II, Sections 2.1 and 2.6 and Article XI, Section 11.8 of the Trust Instrument, the establishment of an additional series of VFT designated as Voya Government Money Market Fund II (the “Fund”), or a substantially similar name, be, and it hereby is, approved;

FURTHER RESOLVED, that the Fund shall have the relative rights, preferences and characteristics (including conversion of share classes) specified in the Trust Instrument (as amended from time to time) and registration statement on Form N-1A (as amended from time to time);

FURTHER RESOLVED, that the officers of VFT, be, and each hereby is, authorized, with the advice of counsel, to take any and all such actions they determine, in their discretion, to be necessary or desirable to prepare, execute and deliver an Amendment to the Trust Instrument to establish the Fund, to be effective on a date deemed appropriate by the officers of VFT; and

FURTHER RESOLVED, that shares of the Fund be qualified or registered for sale in various states and other jurisdictions, that the officers of VFT, be, and each hereby is, authorized to determine the states and other jurisdictions in which appropriate action shall be taken to qualify or register for sale all or such part of said shares as said officers may deem advisable; and that the officers of VFT, be, and each hereby is, authorized to perform in the name and on behalf of VFT any and all such acts as such officer may deem necessary or desirable in order to comply with the applicable laws of any such states and jurisdictions.

/s/ Huey P. Falgout, Jr.
Huey P. Falgout, Jr.
Secretary

Dated:	August 1, 2019